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                                                       Exhibit 99
                                                          2002-07
[Hecla Logo]

     NEWS RELEASE


      HECLA RECEIVES $5.6 MILLION FOR HEADQUARTERS BUILDING

                      FOR IMMEDIATE RELEASE
                          April 9, 2002

     COEUR D'ALENE, IDAHO - Hecla Mining Company (HL & HL-PrB:NYSE) today announced it has completed the sale of its headquarters building in Coeur d'Alene, Idaho, to JDL Enterprises of Bellevue, Washington. The sales price was $5.6 million. Hecla is leasing half of the building, so its headquarters will remain at the same location.

     Hecla Chairman and Chief Executive Officer Arthur Brown said the majority of the proceeds will be used for Hecla's exploration programs, which are primarily focused in Mexico and Venezuela. Brown said, "We've had excellent early results from our exploration efforts at both the San Sebastian mine in Mexico and the La Camorra mine in Venezuela. We are eager to move those programs forward as quickly as possible." He said that earlier in the year, Hecla had reduced its corporate headquarters staff and no longer needs the use of the entire building. "It made good sense to turn this valuable building asset into cash that can be used to improve our operations and advance our exploration projects," said Brown.

     Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines and processes silver and gold in the United States, Venezuela and Mexico. A 111-year-old company, Hecla has long been well known in the mining world and financial markets as a primary silver producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

     Statements made which are not historical facts, such as anticipated payments, production, sales of assets, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, project development risks and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for




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a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Contact:  Vicki J. Veltkamp, vice president - investor and public relations, 208/769-4144
      Hecla's Home Page can be accessed on the Internet at:
                   http://www.hecla-mining.com